Exhibit 10.2

COMPENSATION ARRANGEMENT FOR WILLIAM W. DUNCAN, JR.

Talbot Bank of Easton, Maryland (the “Bank”) and William W. Duncan, Jr., the Bank’s President and Chief Executive Officer, are not party to a written employment agreement. Mr. Duncan’s employment arrangement provides for an annual salary of $245,000, subject to annual adjustment. Mr. Duncan is also entitled to participate in the bonus program, profit sharing and 401(k) plan, and group term life insurance program of Shore Bancshares, Inc., to the extent the provisions and rules of those plans and programs permit such participation.